GEOVIC MINING MANAGEMENT APPOINTMENTS

June 26, 2008 – Grand Junction, CO - Geovic Mining Corp. (“Geovic” or “The Company”, TSX:GMC) is pleased to announce two key appointments in its senior management ranks.

Wade Nesmith has been appointed Chairman of Geovic’s Board of Directors. An independent director of Geovic since September 2006, Mr. Nesmith has been instrumental to Geovic’s growth since it became a public company in December 2006. Currently, Mr. Nesmith is associate counsel with Lang Michener LLP, where he specializes in corporate governance and regulatory matters. Additionally, he serves as a director of several public companies. Prior to rejoining Lang Michener in 2004, Mr. Nesmith was, from 2000 to 2003, Vice President, Strategic Development, and President of Westport Europe, a division of Westport Innovations Inc., a BC-based, TSX-listed technology company.

Richard Howe has been appointed General Manager and a Director of Geovic’s 60%-owned subsidiary, Geovic Cameroon PLC (“GeoCam”), succeeding Gary Morris, whom will retain his position as Chairman of GeoCam’s Board of Directors. Mr. Howe has a long, distinguished career in international business, with more than 25 years of managing operations on four continents for British American Tobacco plc, the UK tobacco multinational. After setting up BAT’s $250 million investment into Russia from 1994 to 1997, BAT Russia, he served as the Chairman and Managing Director, then Chairman, of BAT in Central Africa until 2004. Since 2004, he has served as a non-executive director on both local and multi-national Boards in Cameroon and Equatorial Guinea. Given his unique managerial skill set and intimate knowledge of Cameroon, Mr. Howe is well equipped to lead GeoCam as it approaches major project construction in late 2008.

John Sherborne, CEO of Geovic Mining, comments “these appointments solidify the corporate structures of both Geovic and GeoCam as we head toward the construction phase of our flagship Nkamouna cobalt project. The expanding breadth of management experience should serve shareholders well as we move closer to commencing production in late 2010.”

Geovic Background

Geovic is a US based corporation, whose principal asset is a significant cobalt-nickel-manganese deposit in the Republic of Cameroon, with initial production scheduled for late 2010. Geovic owns 60% of seven cobalt-nickel-manganese properties located on a 1,250 square kilometer Mine Permit in Cameroon. The unique ore in the first deposit to be developed will be concentrated and upgraded to approximately 0.7% cobalt, 1.0% nickel and 3.8% manganese by simple washing and sizing prior to processing, thereby substantially enhancing economic performance.

For more information, please contact:

Andrew Hoffman VP, Investor Relations Geovic Mining Corp. Direct (720) 350-4130 Toll-Free (888) 350-4130 ahoffman@geovic.net	or	Vanguard Shareholder Solutions Direct (604) 608-0824 Toll-Free (866) 801-0779 ir@vanguardsolutions.ca

On behalf of the Board
John E. Sherborne, CEO

The foregoing information may contain forward-looking statements relating to the future performance of Geovic Mining Corp. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in Geovic’s filings with the Canadian securities regulatory authorities and the Securities and Exchange Commission.